ECD Ovonics Announces Next Phase of Its Solar Module

Manufacturing Expansion Strategy

ECD Ovonics continues on the growth path with the second

60MW Greenville solar cell manufacturing

ROCHESTER HILLS, Mich., Sept. 8, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that it is expanding its thin-film solar module manufacturing capacity by another 60MW per annum by adding a second facility at its Greenville, Michigan site. This second facility is expected to begin operation in mid-2008.

This expansion represents the next phase in the company’s announced intention of expanding its solar module manufacturing capacity to an expected annual capacity exceeding 300MW by 2010. The company is presently constructing its first 60MW per annum facility at its Greenville site, which is expected to begin operation in late 2007. A new 30MW per annum facility (Auburn Hills II) is anticipated to begin operation in Fall 2006. ECD Ovonics’ existing solar module manufacturing plant (Auburn Hills I) is presently at 28MW per annum and continues to advance manufacturing production to its expected capacity of 30MW per annum. ECD Ovonics operates its solar module business through its wholly owned United Solar Ovonic subsidiary.

“Investment in United Solar Ovonic continues to be a focal piece of our strategy to continue accelerating its growth and increasing market share,” said Robert C. Stempel, Chairman and CEO of ECD Ovonics. “Worldwide demand for alternative energy remains strong. Expanding United Solar Ovonic’s capacity will provide us with the opportunity to meet the needs of our existing customers, and to pursue new market opportunities.”

Commenting on the decision by United Solar Ovonic and ECD Ovonics to continue its solar cell manufacturing expansion in Greenville, Governor Jennifer M. Granholm said, “We applaud United Solar Ovonic and ECD Ovonics for their decision to continue their expansion and investment in Greenville. Since the day Electrolux announced it would close its doors and leave Greenville, we worked very hard to bring new jobs for Greenville. It’s been rewarding to work with the city’s leadership and its outstanding workforce to make this happen.”

“United Solar Ovonic is helping Greenville lead the way into the new economy, and together they are forming a model for the entire nation to follow. I have great confidence that our continued partnership with United Solar Ovonic will help turn the local economy around, as well as provide the world with clean, renewable energy. Everyone should truly feel good about this announcement; it took a great deal of teamwork and a lot of leadership from ECD Ovonics and United Solar Ovonic, but we are now beginning to reap the rewards,” said U.S. Rep. Dave Camp (R-Michigan).

The solar module production equipment for this expansion will be manufactured by ECD Ovonics’ Production Technology and Machine Building Division, which has designed, developed and manufactured multiple generations of photovoltaic production lines for ECD/United Solar Ovonic, and is presently producing the equipment for the Auburn Hills II facility. The division is now operating under a continuous-build process to support the solar panel manufacturing

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expansion, in which it is building equipment using proprietary manufacturing processes. As a result, the division is continuously improving its manufacturing efficiency, which will result in lower costs and shorter manufacturing cycles for each of the Greenville facilities, as well as future expansion projects.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on the company is available on www.ovonic.com.

About United Solar Ovonic

United Solar Ovonic, building on technology invented and pioneered by ECD Ovonics, is the world leader in thin-film amorphous photovoltaics. ECD's United Solar Ovonic high-volume production equipment is the world's largest and most advanced machine for the manufacture of thin-film amorphous-silicon alloy solar cells and related products that are used for a variety of applications. Because of characteristics unique to the United Solar Ovonic solar cell technology, such as lightweight, ruggedness and flexibility, it is ideal as building-integrated photovoltaic roofing systems for residential and industrial customers. ECD Ovonics holds the basic patents covering the continuous roll-to-roll manufacturing of thin-film amorphous-silicon alloy multi-junction solar cells and related products. More information is available at www.uni-solar.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K could impact any forward-looking statements contained in this release.

Contacts:

Ghazaleh Koefod, Investor Relations

Dick Thompson, Media Relations

Energy Conversion Devices, Inc.

248.293.0440